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                                                                    EXHIBIT 4(e)


        TRUST AGREEMENT, dated as of December 30, 1996, by and between Compass Bancshares, Inc., a Delaware corporation, as "Depositor", and Wilmington Trust Company, a Delaware banking corporation, as "Trustee".

        The Depositor and the Trustee hereby agree as follows:

        Section 1.      The Trust. The trust created hereby shall be known as
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Compass Trust II (the "Trust"), in which name the Trustee, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

        Section 2.      The Trust Estate. The Depositor hereby assigns,
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transfers, conveys and sets over to the Trustee the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 39 of Title 12 of the Delaware Code, 12 Del. C. (S)
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3801 et seq. (the "Business Trust Act"), and that this document constitute the
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governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Business Trust Act.

        Section 3.      Amended and Restated Trust Agreement. The Depositor, the
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Trustee and certain other parties will enter into an amended and restated Trust
Agreement, satisfactory to each such party and substantially in the form to be included as an exhibit to the 1933 Act Registration Statement (as defined below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Preferred Securities (as defined below) and common securities of the Trust to be referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery and licenses, consents or approvals required by applicable law or otherwise.

        Section 4.      Certain Authorizations. The Depositor and the Trustee
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hereby authorize and direct the Depositor, as the sponsor of the Trust, (i) to file with the Securities and Exchange Commission (the "Commission") and execute, in each case on behalf of the Trust (a) the Registration Statement on Form S-3 (the "1933 Act Registration Statement"), including any pre-effective or post-effective amendments to such 1933 Act Registration Statement (including the prospectus and the exhibits contained therin), relating to the registration under the Securities Act of 1933, as amended, of the preferred securities of the Trust (the "Preferred Securities") and certain other securities of the Depositor and (b) a Registration Statement on Form 8-A (the "1934 Act Registration Statement") (including all pre-effective and post-effective amendments thereto) relating to the registration of the Preferred Securities of the Trust under
Section 12 of the Securities Exchange Act of 1934, as amended; (ii) to file with one or more national securities exchanges (each, an "Exchange") or the National Association of Securities Dealers ("NASD") and execute on behalf of the Trust a listing application or applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Preferred Securities to be listed on any such Exchange or the NASD's Nasdaq National
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Market ("NASDAQ"); (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as the Depositor on behalf of the Trust, may deem necessary or desirable to register the Preferred Securities under the securities or "Blue Sky" laws; and (iv) to execute on behalf of the Trust such Underwriting Agreements with one or more underwriters relating to the offering of the Preferred Securities as the Depositor, on behalf of the Trust, may deem necessary or desirable. In the event that any filing referred to in clauses (i), (ii) or (iii) above is required by the rules and regulations of the Commission, any Exchange, the NASD or state securities or "Blue Sky" laws, to be executed on behalf of the Trust by a Trustee, the Depositor and any Trustee appointed pursuant to Section 6 hereof are hereby authorized to join in any such filing and to execute on behalf of the Trust any and all of the foregoing.

        Section 5.      Counterparts. This Trust Agreement may be executed in
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one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Section 6.      Trustees. The number of Trustees initially shall be
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one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor, which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Business Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any Trustee at any time. The Trustee may resign upon thirty days' prior notice to the Depositor.

        Section 7.      Governing Law. This Trust Agreement shall be governed
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by, and construed in accordance with, the laws of the State of Delaware (without regard to conflicts of law principles).

        IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.


                                        COMPASS BANCSHARES, INC.
                                              as Depositor


                                        By: /s/ Garrett R. Hegel
                                            --------------------------------
                                              Name: Garrett R. Hegel
                                              Title: Chief Financial Officer




                                        WILMINGTON TRUST COMPANY
                                              as Trustee


                                        By: /s/ Debra Eberly
                                            --------------------------------
                                              Name: DEBRA EBERLY
                                              Title: ASST. ACCOUNT ADMINISTRATOR


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